Exhibit 4.2

Unless this certificate is presented by an authorized representative of CDS Clearing and Depository Services Inc. (“CDS”) to INTERNATIONAL BUSINESS MACHINES CORPORATION or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of CDS & CO., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & CO. or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered holder hereof, CDS & CO., has a property interest in the securities represented by this certificate herein and it is a violation of its rights for another person to hold, transfer or deal with this certificate.

UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE DECEMBER 18, 2026.

INTERNATIONAL BUSINESS MACHINES CORPORATION

4.750% Note due 2034

ISIN CA459200MB43
CUSIP 459200MB4

No.: 1-1

INTERNATIONAL BUSINESS MACHINES CORPORATION, a corporation duly organized and existing under the laws of the State of New York (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CDS & Co. or registered assigns, the principal sum as set forth in the attached Schedule of Increases or Decreases, at the office or agency of the Company in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for that purpose, on August 15, 2034, in the coin or currency of Canada, and to pay interest, semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2027, on said principal sum at said office or agency, in like coin or currency, at the rate of 4.750% per annum, from the August 15 or February 15 next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on the Notes (as defined on the reverse hereof), in which case from August 17, 2026, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if the date hereof is after the record date and before the immediately following August 15 or February 15 interest payment date, this Note shall bear interest from such August 15 or February 15 immediately following interest payment date; provided, however, that if the Company shall default in the payment of interest due on such August 15 or February 15, then this Note shall bear interest from the next preceding August 15 or February 15 to which interest has been paid, or, if no interest has been paid on the Notes, from August 17, 2026. The interest so payable on any August 15 or February 15 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the preceding February 1 or August 1 of the next applicable interest payment date (whether or not a Business Day), unless the Company shall default in the payment of interest due on such interest payment date, in which case such defaulted interest, at the option of the Company, may be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest established by notice to the registered holders of Notes not less than ten days preceding such special record date or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed. The Company will pay the principal of, interest on and additional amounts, if any, in respect of this Note in immediately available funds. For a full semi-annual interest period, interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months. For an interest period that is not a full semi-annual interest period, interest on the Notes will be computed on the basis of a 365-day year and the actual number of days in such interest period (Actual/Actual Canadian Compound Method). Solely for the purpose of disclosure under the Interest Act (Canada), the yearly rate of interest to which the rate used in such computation is equivalent during any particular period is the rate so used (x) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (y) divided by the number of days based on which such rate is calculated. Initially, Computershare Advantage Trust of Canada will act as paying agent. The Company reserves the right at any time to vary or terminate the appointment of any paying agent, to appoint additional or other paying agents and to approve any change in the office through which any paying agent acts. Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: August 17, 2026	INTERNATIONAL BUSINESS MACHINES CORPORATION

[SEAL]

by

by

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated herein issued under the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By COMPUTERSHARE ADVANTAGE TRUST OF CANADA

As Authenticating Agent

by
Authorized Signatory

[Signature Page to CAD 2034 Note]

This security is one of a duly authorized issue of unsecured debentures, notes or other evidences of indebtedness of the Company (hereinafter called the “Securities”), of the series hereinafter specified, all issued or to be issued under an indenture dated as of October 1, 1993, duly executed and delivered by the Company to The Bank of New York Mellon, a New York banking corporation, as trustee (hereinafter called the “Trustee”), as supplemented by the First Supplemental Indenture dated as of December 15, 1995, between the Company and the Trustee, as trustee (together, hereinafter called the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights and duties thereunder of the Trustee, the Company and the holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates, may have different conversion prices (if any), may be subject to different redemption provisions, may be subject to different sinking, purchase or analogous funds, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Security is one of a series designated as the 4.750% Notes due 2034 of the Company (hereinafter called the “Notes”) issued under the Indenture.

In case an Event of Default with respect to the Notes, as defined in the Indenture, shall have occurred and be continuing, the principal hereof together with interest accrued thereon, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding of all series to be affected (acting as one class), to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of such series to be affected; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of the principal of, or any installment of principal of or interest on, or the currency of payment of, any Security; (ii) reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof; (iii) impair the right to institute suit for the enforcement of any such payment on or after the fixed maturity thereof (or, in the case of redemption, on or after the redemption date); (iv) reduce the percentage in principal amount of the outstanding Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; (v) change any obligation of the Company, with respect to outstanding Securities of a series, to maintain an office or agency in the places and for the purposes specified in the Indenture for such series; or (vi) modify any of the foregoing provisions or the provisions for the waiver of certain covenants and defaults, except to increase any applicable percentage of the aggregate principal amount of outstanding Securities the consent of the holders of which is required or to provide with respect to any particular series the right to condition the effectiveness of any supplemental indenture as to that series on the consent of the holders of a specified percentage of the aggregate principal amount of outstanding Securities of such series or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Security affected thereby. It is also provided in the Indenture that the holders of a majority in aggregate principal amount of the Securities of a series at the time outstanding may on behalf of the holders of all the Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Security of such series or in respect of a covenant or provision which cannot be modified without the consent of the Holder of each outstanding Security of the series affected. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

The Indenture permits the Company to Discharge its obligations with respect to the Notes on the 91st day following the satisfaction of the conditions set forth in the Indenture, which include the deposit with the Trustee of money or Foreign Government Securities or a combination thereof sufficient to pay and discharge each installment of principal of (including premium, if any, on) and interest, if any, on the outstanding Notes.

If the Company shall, in accordance with Section 901 of the Indenture, consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, the successor shall succeed to, and be substituted for, the Person named as the “Company” on the face of this Note, all on the terms set forth in the Indenture.

The Notes are issuable in registered form without coupons in denominations of C$2,000 and any integral multiple of C$1,000 in excess thereof. In the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for an equal aggregate principal amount of Notes of other authorized denominations at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for such purpose.

All payments of principal, interest and additional amounts, if any, including payments made upon any redemption of the Notes, will be made in Canadian dollars. If Canadian dollars are unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if Canadian dollars are no longer used for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until Canadian dollars are again available to the Company or so used. In such circumstances, the amount payable on any date in Canadian dollars will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the Canadian dollar. Any payment in respect of this Note so made in U.S. dollars will not constitute an Event of Default as defined in the Indenture.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on this Note such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in this Note to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)            to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)            being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

(b)            having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

(c)            being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)            being or having been a ‘‘10-percent shareholder’’ of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)            being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)            to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)            to any tax, assessment or other governmental charge that is imposed otherwise or withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)            to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(5)            to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)            to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7)            to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

(8)            to any taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections), any Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements entered into in connection with the implementation thereof;

(9)            with respect to any payment to the extent such payment could have been made without such deduction or withholding if the holder or beneficial owner of the Notes had presented the Notes for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment became due and payable or date on which payment thereof is duly provided for, whichever is later, except for additional amounts with respect to taxes that would have been imposed had the Holder or beneficial owner presented the Notes for payment within such 30-day period; and

(10)          in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Note. Except as specifically provided in this Note, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of, or in any government or political subdivision.

As used in this Note, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, and the term “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after August 10, 2026, the Company becomes, or based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described above with respect to this Note, then the Company may at its option redeem, in whole, but not in part, this Note on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of its principal amount, together with interest accrued but unpaid on this Note to the date fixed for redemption.

The Notes will be redeemable, as a whole or in part, at the Company’s option, at any time or from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), on at least 10 days’, but not more than 60 days’, prior notice (by mail, electronic delivery or otherwise in accordance with the procedures of CDS) to the holders of the Notes to be redeemed (with a copy to the Trustee and the paying agent). Prior to the Par Call Date, as defined below, the redemption price for the Notes will be equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•	the Canada Yield Price with respect to the Notes to be redeemed,

plus, in each case, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

On and after the Par Call Date, the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date.

“Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in the City of New York, New York, United States or Toronto, Ontario, Canada are authorized or required by law or executive order to close.

“Canada Yield Price” means, in respect of any Notes being redeemed, the price, in respect of the principal amount of such Notes, calculated by the Company as of the third Business Day prior to the Redemption Date of such Notes, equal to the sum of the present values of the Remaining Scheduled Payments using a discount rate equal to the Government of Canada Yield on such Business Day plus 30 basis points.

“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two investment dealers in Canada selected by the Company, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term of the Notes to the Par Call Date.

“Par Call Date” means June 15, 2034 (two months prior to the maturity date of the Notes).

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date if the Note were redeemed on the Par Call Date. If the Redemption Date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but excluding, the Redemption Date.

The Company will notify the Trustee and the paying agent of the redemption price promptly after the calculation thereof and the Trustee and the paying agent shall not be responsible or liable for any calculation of the redemption price or of any component thereof.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion thereof called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the Redemption Date, we will deposit with a paying agent money sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed on that date.

If any Note is to be redeemed in part, such Note must be redeemed in a minimum principal amount of C$1,000 and in integral multiples of C$1,000 in principal amount in excess thereof (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof). For so long as the Notes are held by CDS, the redemption and the selection of Notes to be redeemed shall be in accordance with the policies and procedures of CDS and its participants.

Upon due presentation for registration of transfer of this Note at the office or agency of the Company for such registration in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for such purpose, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue) for the purpose of receiving payment of the principal of, premium, if any, and interest on this Note, as herein provided, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice of the contrary. All payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Note.

If the Company issues definitive Notes, interest on such Notes will be payable either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account, which application shall remain in effect until the holder notifies the registrar, in writing, to the contrary.

No recourse for the payment of the principal of, premium, if any, or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released. Unless otherwise defined in this Note, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Global Note is C$1,000,000,000. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian